Exhibit 19.1

General Insider Trading Policy

1. PURPOSE

To prevent the misuse of material, nonpublic information about Microsoft or other publicly traded companies obtained by virtue of your position at Microsoft.

2. SUMMARY

This policy and applicable securities laws prohibit a person from trading in securities of a company when that person has material, nonpublic information relating to that company.

As an employee of Microsoft, you may have access to financial, business, or other information about Microsoft, or other companies through your role at Microsoft, that is both material and not available to the public. If you are in possession of such material, nonpublic information the securities laws and/or Microsoft prohibit you from trading in (or gifting) the securities of that company or engaging in other transactions that provide economic exposure to such company, including through prediction markets or event contracts. You also may not disclose the information to anyone else, except as specifically authorized in the performance of your job responsibilities.

This policy also applies to Microsoft securities that are beneficially owned by you. 'Beneficial ownership' is based on your direct or economic interest in the securities. Some common examples of relationships that may give rise to beneficial ownership include, but are not limited to:

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Microsoft shares owned by immediate family members who live with you or use your address as their regular address (e.g., spouse, domestic partner, minor children, college students, parents, grandparents, grandchildren, siblings and in-laws).
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Microsoft shares held in a trust, if the Insider is: (1) a trustee who has or shares investment control of the trust securities and the Insider or a member of his or her immediate family (whether or not they live with you) has an economic interest in the trust securities; (2) a beneficiary who has or shares investment control; or (3) a person who has the power to revoke the trust.
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Microsoft shares held in the name of a partnership or other entity over which the Insider has a controlling influence.

You are responsible for assuring that individuals or entities who may have an interest in securities that are beneficially owned by you comply with this policy.

3. REQUIREMENTS

A. Do Not Trade or Transact While in Possession of Material, Nonpublic Information

As an employee of Microsoft, you may have access to financial, business and other information about Microsoft or other companies. When you possess information about Microsoft that is both material and nonpublic, the securities laws and Microsoft prohibit you from buying or selling (or gifting) Microsoft securities.

Similarly, when you possess material, nonpublic information about any publicly traded company that you acquired through your role at Microsoft, including but not limited to a customer or partner of Microsoft or an economically-linked company such as a competitor of Microsoft, the securities laws and Microsoft prohibit you from buying or selling securities in that company.

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Information is 'material' if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy or sell that company's securities.

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Information is 'nonpublic' if it has not been broadly communicated to the marketplace in a manner making it generally available to the investing public. Rumors, even if true and widely reported in the media, do not constitute public disclosure unless publicly confirmed by the company to which it relates.

Common examples of material information may include:

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Financial results
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Internal projections that significantly differ from external expectations
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Significant proposed or pending acquisitions, dispositions, mergers or joint ventures
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Changes in key executives
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Significant plans, developments or problems related to important products and services
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Changes in the terms of a significant contract with a major customer, or partner, or the acquisition or loss of such a contract
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Cybersecurity risks and incidents (including vulnerabilities and breaches)
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Significant litigation or regulatory actions
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Other notable transactions, events or developments outside the ordinary course of business

Material information can be good news or bad news, and can relate to any aspect of a company's business. Either way, the law prohibits making profits and avoiding losses by using material, nonpublic information.

B. Do Not Disclose Material, Nonpublic Information to Others

Do not disclose material, nonpublic information about Microsoft, or another publicly traded company. This could be considered illegal 'tipping' and you could be held criminally liable under federal law even if you yourself did not make a trade.

Do not recommend or suggest that anyone else trade the securities of any company about which you possess material, nonpublic information, including Microsoft, even if you do not disclose the material, nonpublic information.

C. Limited Exceptions to These Restrictions

There are a few situations where transactions in securities are not prohibited even if you have material, nonpublic information.

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Purchases of Microsoft stock through an existing purchase election under the Employee Stock Purchase Plan (ESPP). However, you may sell your ESPP shares only at a time when you do not have material, nonpublic information.
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Acquiring Microsoft stock through the vesting of employee Stock Awards. You may sell your Stock Award shares only at a time when you do not have material, nonpublic information.
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Exercising options, if you pay the exercise price and withholding taxes in cash. Again, you may sell your shares only at a time when you do not have material, nonpublic information.
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Trades made pursuant to a predetermined, written Rule 10b5-1 Trading Plan. For information on Trading Plans and the specific policies and procedures associated with them, please visit the Rule 10b5-1 Trading plans page.

D. Restrictions on Microsoft Officers and Other Designated Employees

Microsoft has a policy requiring certain officers of the company (corporate vice presidents and above) and other designated employees to only transact in Microsoft securities during specific times throughout the year, commonly referred to as 'trading windows'. Those officers and employees will be notified if they are subject to the Restricted Trading Window Policy.

E. Prohibition on Prediction Market Trading Using Confidential Information

You may not participate in third-party platforms, “prediction markets,” or similar platforms to bet, wager, or establish positions in event contracts when such activity is based on, or involves the use of, confidential information about Microsoft or any other company (including customers, vendors, or partners of Microsoft or an economically-linked company such as a competitor of Microsoft) obtained through your position at Microsoft. For the avoidance of doubt, confidential information includes, but is not limited to, material, nonpublic information.

This prohibition applies whether or not the activity technically constitutes securities trading under federal law.

F. Ask Questions

If you have any questions about this policy or how it applies under certain circumstances, please visit the Insider trading compliance site or contact (**)@microsoft.com.

4. PROCEDURE

Any person who knows of, or believes there is, a violation of this policy must report the violation immediately to (**)@microsoft.com.

5. EXCEPTIONS

There are no exceptions to this policy.

6. ENFORCEMENT

Violation of this policy may result in disciplinary action, up to and including immediate termination of employment. Employees who engage in insider trading or tipping may also be subject to civil and criminal fines, as well as imprisonment.

7. APPLICATION

This policy applies to all employees.

8. COUNTRY OR BUSINESS UNIT SUPPLEMENT

9. RELATED DOCUMENTS

Restricted Trading Window Policy

10. TRANSLATIONS

11. DOCUMENT HISTORY